Exhibit 99.1

Galectin Therapeutics Reports Full Year and Fourth Quarter 2012 Financial Results

Norcross, GA (March 29, 2013) – Galectin Therapeutics Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins to treat fibrosis and cancer, today reported its financial results for the full year and fourth quarter, ended December 31, 2012. These results are included in the Company’s Quarterly Report on Form 10-K, which has been filed with the SEC.

“It was a year of great progress for our Company,” said Peter G. Traber, M.D., Chief Executive Officer, President and Chief Medical Officer, Galectin Therapeutics. “We completed a significant fundraising and our stock was listed on the NASDAQ Capital Market earlier in the year, we relocated our headquarters to Norcross, Georgia during the fourth quarter, and we made significant advances developing our fibrosis program. We have continued this progress into 2013, having submitted an IND for GR-MD-02 in January and received the FDA’s ok that we could proceed with a Phase 1 clinical trial. We expect to initiate a Phase 1 clinical trial of GR-MD-02 during the second quarter of 2013 in patients with nonalcoholic steatohepatitis (NASH) and liver fibrosis and have engaged CTI Clinical Trial Services to provide services related to this trial. The novel mechanism of action of GR-MD-02, in combination with compelling preclinical data, gives us great hope that this compound may ultimately meet the needs of patients with this deadly disease that currently has no approved therapeutic options.”

At December 31, 2012, the Company had $9.4 million of non-restricted cash and cash equivalents available to fund future operations. The Company believes that with the funds on hand at December 31, 2012, there is sufficient cash to fund core operations and planned research and development through the first quarter of 2014.

For the fourth quarter of 2012, the Company reported a net loss applicable to common stock of $2.7 million, or ($0.17) per share, basic and diluted, compared with a net loss of $3.7 million or ($0.29) per share for the same period in 2011. For the full year 2012, the Company reported a net loss applicable to common stock of $10.9 million, or ($0.72) per share, basic and diluted, compared with a net loss of $12.7 million, or $(1.06) per share in 2011. The full year 2012 results include $0.2 million of other income as well as $1.2 million of non-cash expense related to dividends and accretion on the preferred stock compared with $1.8 million in 2011. The weighted average number of shares used to calculate loss per share increased for the 2012 periods compared to the 2011 periods due primarily to the March 2012 offering of 2.7 million common shares as well as the payment of dividends in common stock.

Research and development expense for the fourth quarter of 2012 was $1.0 million, compared with $0.9 million for the same period in 2011. Research and development expense for the full year 2012, was $4.5 million, compared with $3.6 million in 2011. The increase for the fourth quarter and the year-over-year expenses is due primarily to increased pre-clinical activity in our fibrosis program as we prepared to file an IND in January 2013 and begin a Phase I clinical trial, offset by decreased expenses related to stock-based compensation.

General and administrative expense for the fourth quarter of 2012 was $1.4 million, compared with $2.5 million for the same period in 2011. General and administrative expense for the full year 2012 was $5.4 million as compared to $6.9 million for 2011. The decrease for the fourth quarter and full year 2012 is due primarily to the recognition of a $1.0 million payment related to a separation agreement during the fourth quarter of 2011. Additionally, the decrease in expense for the fourth quarter and full year 2012 is due primarily to overall decreased business development costs as we decreased work related to the PROCAPS agreement which we terminated in 2012 and decreased litigation costs related to a settlement in 2011.

About Galectin Therapeutics

Galectin Therapeutics (NASDAQ: GALT) is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, key mediators of biologic function. We are leveraging extensive scientific and development expertise as well as established relationships with external sources to achieve cost effective and efficient development. We are pursuing a clear development pathway to clinical enhancement and commercialization for our lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others: incurrence of operating losses since our inception, uncertainty as to adequate financing of our operations, extensive and costly regulatory oversight that could restrict or prevent product commercialization, inability to achieve commercial product acceptance, inability to protect our intellectual property, dependence on strategic partnerships, product competition, and others stated in risk factors contained in our SEC filings. We cannot assure that we have identified all risks or that others may emerge which we do not anticipate. You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

Contact: Tom McGauley, Chief Financial Officer, 678-620-3186, ir@galectintherapeutics.com.

Galectin Therapeutics and its associated logo is a trademark of Galectin Therapeutics Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(in thousands, except per share data) (unaudited)
Operating expenses:
Research and development	$1,002	$862	$4,527	$3,552
General and administrative	1,380	2,510	5,372	6,857

Total operating expenses	2,382	3,372	9,899	10,409

Total operating loss	(2,382)	(3,372)	(9,899)	(10,409)

Other income and (expense):
Interest income	6	4	24	18
Change in fair value of warrant liabilities	—	—	—	(524)
Other income	—	—	200	—

Total other income (expense)	6	4	224	(506)

Net loss	$(2,376)	$(3,368)	$(9,675)	$(10,915)

Preferred stock dividends and accretion costs	(332)	(350)	(1,206)	(1,798)

Net loss applicable to common stock	$(2,708)	$(3,718)	$(10,881)	$(12,713)

Basic and diluted net loss per share	$(0.17)	$(0.29)	$(0.72)	$(1.06)
Shares used in computing basic and diluted net loss per share	15,966	12,846	15,131	11,986

Condensed Consolidated Balance Sheet Data

	December 31,
	2012	2011
	(in thousands, unaudited)
Cash and cash equivalents	$9,364	$6,397
Total assets	9,561	6,612
Accounts payable and accrued expenses	1,638	2,015
Deferred income	—	200
Total liabilities	1,644	2,215
Total stockholders’ equity (deficit)	$1,165	$(2,125)